Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports 2nd Quarter FY2013 Results

EXTON, PA - (Marketwire - December 17, 2012) - WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, today announced financial results for the fiscal year 2013 second quarter ended October 31, 2012. In the second quarter, the WPCS domestic and international operation centers generated EBITDA of approximately $1.4 million on revenue of $9.9 million. This compares to EBITDA of $894,000 on $21.7 million of revenue for the same period in the prior year. For the six months of fiscal year 2013 ended October 31, 2012, these same operation centers generated EBITDA of approximately $2.1 million on revenue of $23.4 million. This compares to EBITDA of $2.9 million on revenue of $40.4 million for the same period in the prior year.

In regards to net income from continuing operations for the second quarter, WPCS reported net income from continuing operations of approximately $80,000 or $0.01 per diluted share, compared to a net loss from continuing operations of $352,000, or $0.05 per diluted share, for the same period in the prior year. In the second quarter, WPCS reported a consolidated net loss of $493,000, or $0.07 per diluted share, which includes a loss from discontinued operations of approximately $573,000 related to the asset sale of the Hartford and Lakewood Operations. This compares to a net loss of approximately $1.7 million or $0.24 per diluted share, for the same period a year ago, which includes a loss from discontinued operations of approximately $1.3 million, or $0.19 per diluted share, primarily related to the sale of the St. Louis and Sarasota Operations.

For the six months ended October 31, 2012, WPCS reported consolidated net income of approximately $500,000 or $0.07 per diluted share which includes income from discontinued operations of $1.1 million, or $0.16 per diluted share, related to the asset sale of the Hartford and Lakewood Operations. This compares to a net loss of $1.7 million or $0.24 per diluted share, for the same period a year ago, which includes a loss from discontinued operations of approximately $1.5 million, or $0.22 per diluted share, primarily related to the sale of the St. Louis and Sarasota Operations.

Andrew Hidalgo, CEO of WPCS, commented, “We are pleased to report consecutive quarters of EBITDA profitability from our operation centers. We have worked through a difficult prior fiscal year but the recent results show that we are turning around our operating performance and improving the organization. We have a healthier balance sheet, positive operating results and now we have obtained financing to support our working capital needs and growth prospects. We have made great progress and believe we can now deliver increased shareholder value. The management team is reaffirming that we remain on target to achieve revenue of $60 million and EBITDA of $1 million for this fiscal year ending April 30, 2013.”

As a reminder, there will be an investor conference call at 5:00 pm ET today. To participate on the conference call, please dial 800-875-3456 for calls within the U.S. or 302-607-2001 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH36248. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the call will be available for a period of five days by dialing 402-220-2946 and entering 36248 as the program identification number.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

________________________________________________________________________________________

CONTACT:

WPCS International Incorporated

610-903-0400 x101

ir@wpcs.com

The press release references a financial measure, EBITDA that is not in accordance with GAAP. WPCS defines EBITDA in the traditional sense of earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time charges (credits) for the (gain) loss from discontinued operations and the strategic alternatives effort as well as non-cash charges from deferred tax asset valuation allowances, acquisition related earn-out costs and goodwill impairments. These charges are also excluded from the EBITDA calculation so that the company can provide a more meaningful perspective on the results for the continuing operations. The company uses EBITDA to evaluate its operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. The company believes that this measure is useful to investors because it enhances investors' ability to review the Company's business from the same perspective as our management and to facilitate comparisons of this period's results with prior periods. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of the company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) or net income (loss) per diluted share prepared in accordance with GAAP. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in our industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. Pursuant to the Requirements of Regulation G, WPCS has included a reconciliation of EBITDA to the most directly comparable GAAP financial measure.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2012	2011	2012	2011
		(Note 1)		(Note 1)

REVENUE	$9,942,161	$21,754,833	$23,386,578	$40,370,924

COSTS AND EXPENSES:
Cost of revenue	6,324,209	18,379,347	16,838,285	32,586,590
Selling, general and administrative expenses	2,936,939	3,348,554	5,947,905	6,606,492
Depreciation and amortization	320,066	441,870	681,780	881,043
Change in fair value of acquisition-related contingent consideration	-	40,560	-	83,628

	9,581,214	22,210,331	23,467,970	40,157,753

OPERATING INCOME (LOSS)	360,947	(455,498)	(81,392)	213,171

OTHER EXPENSE (INCOME):
Interest expense	330,135	230,136	455,250	325,929
Interest income	(6,161)	(23,493)	(15,959)	(31,969)

Income (loss) from continuing operations before income tax provision	36,973	(662,141)	(520,683)	(80,789)

Income tax (benefit) provision	(72,272)	(354,384)	62,257	57,504
INCOME (LOSS) FROM CONTINUING OPERATIONS	109,245	(307,757)	(582,940)	(138,293)

Discontinued operations
Loss from operations of discontinued operations, net of tax of $88,267, $321,905, $142,431 and ($116,323), respectively	(88,267)	(285,330)	(727,559)	(474,015)
(Loss) gain from disposal	(485,212)	(1,027,637)	1,839,419	(1,027,637)
(Loss) income from discontinued operations, net of tax	(573,479)	(1,312,967)	1,111,860	(1,501,652)

CONSOLIDATED NET (LOSS) INCOME	(464,234)	(1,620,724)	528,920	(1,639,945)

Net income attributable to noncontrolling interest	29,152	44,604	28,605	60,060

NET (LOSS) INCOME ATTRIBUTABLE TO WPCS	($493,386)	($1,665,328)	$500,315	($1,700,005)

Basic and diluted net income (loss) per common share attributable to WPCS:
Income (loss) from continuing operations attributable to WPCS	$0.01	($0.05)	($0.09)	($0.02)
(Loss) income from discontinued operations attributable to WPCS	($0.08)	($0.19)	$0.16	($0.22)
Basic and diluted net income (loss) per common share attributable to WPCS	($0.07)	($0.24)	$0.07	($0.24)

Basic weighted average number of common shares outstanding	6,954,766	6,954,766	6,954,766	6,954,766
Diluted weighted average number of common shares outstanding	6,963,737	6,954,766	6,954,766	6,954,766

(1)	The prior year financial statements contain certain reclassifications to present discontinued operations.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
ASSETS	2012	2012
	(Unaudited)
CURRENT ASSETS:

Cash and cash equivalents	$921,206	$811,283
Accounts receivable, net of allowance of $1,682,840 and $1,794,729 at October 31, 2012 and April 30, 2012, respectively	11,263,660	22,343,304
Costs and estimated earnings in excess of billings on uncompleted contracts	1,096,883	1,340,379
Inventory	-	1,475,266
Prepaid expenses and other current assets	2,113,824	2,142,191
Prepaid income taxes	48,586	137,279
Deferred tax assets	453,455	307,550
Total current assets	15,897,614	28,557,252

PROPERTY AND EQUIPMENT, net	3,003,768	4,309,450

OTHER INTANGIBLE ASSETS, net	316,422	382,852

GOODWILL	1,933,921	1,930,826

DEFERRED TAX ASSETS	254,146	243,999

OTHER ASSETS	73,378	371,020

Total assets	$21,479,249	$35,795,399

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND EQUITY	October 31,	April 30,
	2012	2012
	(Unaudited)
CURRENT LIABILITIES:

Current portion of loans payable	$38,438	$143,514
Borrowings under line of credit	1,034,323	4,964,140
Current portion of capital lease obligations	877	15,465
Accounts payable and accrued expenses	4,931,005	16,669,621
Billings in excess of costs and estimated earnings on uncompleted contracts	1,980,538	3,594,193
Deferred revenue	759,909	790,270
Due joint venture partner	781,268	3,314,708
Other payable	2,391,151	-
Short term bank loan	2,404,545	-
Income taxes payable	309,924	194,963
Total current liabilities	14,631,978	29,686,874

Loans payable, net of current portion	65,919	223,561
Total liabilities	14,697,897	29,910,435

COMMITMENTS AND CONTINGENCIES

WPCS EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-
Common stock - $0.0001 par value, 25,000,000 shares authorized, 6,954,766 shares issued and outstanding at October 31, 2012 and April 30, 2012	695	695
Additional paid-in capital	50,835,855	50,477,543
Accumulated deficit	(46,643,347)	(47,143,662)
Accumulated other comprehensive income on foreign currency translation	1,434,828	1,433,066

Total WPCS equity	5,628,031	4,767,642

Noncontrolling interest	1,153,321	1,117,322

Total equity	6,781,352	5,884,964

Total liabilities and equity	$21,479,249	$35,795,399

Reconciliation of GAAP to Non-GAAP Financial Measure (Unaudited)

(1) Reconciliation of Non-GAAP EBITDA:

	Three Months Ended		Six Months Ended
	October 31,	October 31,	October 31,
	2012	2011	2012	2011

NET (LOSS) INCOME ATTRIBUTABLE TO WPCS, GAAP	($493,386)	($1,665,328)	$500,315	($1,700,005)

Plus:
Net income attributable to noncontrolling interest	29,152	44,604	28,605	60,060
Loss from discontinued operations, net of tax	88,267	285,330	727,559	474,015
Loss (gain) from disposal of discontinued operations	485,212	1,027,637	(1,839,419)	1,027,637
Income tax (benefit) provision	(72,272)	(354,384)	62,257	57,504
Interest expense	330,135	230,136	455,250	325,929
Interest income	(6,161)	(23,493)	(15,959)	(31,969)
Change in fair value of acquisition-related contingent consideration	-	40,560	-	83,628
One-time strategic costs	-	76,842	-	140,512
Depreciation and amortization	320,066	441,870	681,780	881,043

Consolidated EBITDA, Non-GAAP	681,013	103,774	600,388	1,318,354
Plus:
Corporate operating expenses	747,673	790,574	1,523,416	1,596,638

EBITDA of Continuing Operation Centers, Non-GAAP	$1,428,686	$894,348	$2,123,804	$2,914,992